                              SCHRODER SERIES TRUST
                          MULTICLASS (RULE 18f-3) PLAN
                                  March 5, 1997

     This Plan is adopted by Schroder Series Trust (the "Trust") pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Act"), in order to document the separate arrangements and expense allocations of each of the classes of shares of beneficial interest (the "Classes") of the constituent Funds of the Trust specified on Schedule A attached hereto (the "Multiclass Funds").

     SECTION 1. CLASS DESIGNATIONS

     The types of Classes are "Investor Shares" and "Advisor Shares."

     Each Class has a different arrangement for shareholder services or distribution or both, as follows:

     (a) INVESTOR SHARES -- are offered with no sales charges or distribution expenses. The investment minimum for such shares of each Multiclass Fund will typically be significantly higher than that for Advisor Shares for such Multiclass Fund, subject to reduction by Schroder Fund Advisors Inc. ("Schroder Advisors").

     (b) ADVISOR SHARES - are offered with no sales charges, but are subject to a distribution plan adopted in accordance with Rule 12b-1 under the Act. The investment minimum for Advisor Shares of each Multiclass Fund will typically be significantly lower than that for "Investor Shares" for such Multiclass Fund.

     SECTION 2. VOTING

     Each Class shall have the voting rights set out in the Agreement and Declaration of Trust of the Trust and the Bylaws of the Trust, as they may be amended from time to time.

     SECTION 3. EXPENSES

     (a) DISTRIBUTION EXPENSES. All expenses incurred under a Class's distribution plan adopted in accordance with Rule 12b-1 under the Act shall be allocated to that Class.

     (b) SHAREHOLDER SERVICE EXPENSES. All expenses incurred under a Class's shareholder service plan shall be allocated to that Class.

     (c) OTHER CLASS EXPENSES. The following expenses, to the extent they are determined by the Trustees, or by Schroder Advisors or Schroder Capital Management Inc., to have been incurred by or in respect of one but not both Classes of a Fund or otherwise unequally as between such Classes (collectively with expenses under Sections 3(a) and 3(b) "Class Expenses"), shall be allocated as between the Classes in accordance with such determination (or in such other manner as the Trustees may in their discretion consider fair and equitable to each):

     (i)   Administration (if any) and transfer agent fees and expenses;
     (ii)  Litigation, legal, and audit fees;
     (iii) State and foreign securities registration fees;
     (iv)  Shareholder report expenses;
     (v)   Trustee fees and expenses;
     (vi) Preparation, printing, and related fees and expenses for proxy statements and, with respect to current shareholders, prospectuses and statements of additional information;
     (vii) Expenses incurred in connection with shareholder meetings; and
     (viii)Subject to approval by the Trustees, such other fees and expenses as Schroder Advisors or Schroder Capital Management Inc., pursuant to Rule 18f-3, deems to be allocable to specified Classes.

     (d) CLASS EXPENSES ALLOCATIONS. Class Expenses are to be borne solely by the Class to which they relate.

     SECTION 4. OTHER ALLOCATIONS AND WAIVERS/REIMBURSEMENTS

     (a) EXPENSES APPLICABLE TO MORE THAN ONE FUND. Expenses incurred by the Trust on behalf of a Fund, including any Multiclass Fund, shall be allocated to that Fund, and expenses incurred by the Trust on behalf of more than one Fund shall be allocated among the Funds that incurred the expenses based on the net asset values of the several Funds in relation to the aggregate net asset value of all Funds to which the expense relates, or on such other basis as the Trustees may in their discretion consider fair and equitable to each.

     (b) OTHER ALLOCATIONS. Income, realized and unrealized capital gains and losses, and expenses other than Class Expenses related to a Multiclass Fund shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Multiclass Fund, or on such other basis as the Trustees may in their discretion consider fair and equitable to each.

     (c) WAIVERS AND REIMBURSEMENTS. Nothing in this Plan shall be construed as limiting the ability of any person to waive any fee paid by a Fund or Class to that person or to reimburse any or all expenses of a Fund or Class.

     SECTION 5. EXCHANGES

     Shareholders of a Class may, as and to the extent permitted by the prospectuses of the Funds in question, exchange their shares for shares of the same Class of any other Fund in accordance with Section 11(a) of the Act, the rules thereunder.

                                   SCHEDULE A

                   CONSTITUENT FUNDS OF SCHRODER SERIES TRUST
                      TO WHICH THE MULTICLASS PLAN APPLIES

               FUND                                DATE SUBJECT TO PLAN
               ----                                --------------------

               Schroder Equity Value Fund

               Schroder Small Capitalization
                     Value Fund

               Schroder Investment Grade
                     Income Fund